Contact:
Joe Patterson
Vice President, Director of Corporate Communications
717-735-5651 (office), 717-940-2759 (mobile) or jpatterson@sterlingfi.com

FOR IMMEDIATE RELEASE

Dennis Ginder Assumes Corporate Role with Sterling Financial Corporation; Greg Lefever Named President and Chief Executive Officer of Bank of Lancaster County

LANCASTER, PA (May 17, 2006) – Sterling Financial Corporation has announced that E. Dennis Ginder, president of Bank of Lancaster County, is moving into a corporate role as its senior vice president of Business Services, and that the Bank of Lancaster County Board of Directors has selected Gregory S. Lefever, senior vice president of High Net Worth Services for Sterling Financial Corporation, as the bank’s new president and chief executive officer. Bank of Lancaster County is an affiliate of Sterling Financial Corporation.

“As we grow, we align company leadership to optimize our strengths,” said J. Roger Moyer, Jr., president and chief executive officer, Sterling Financial Corporation. “Both Dennis and Greg bring a breadth and depth of corporate and industry knowledge and experience to these roles. They have helped lead our focus on customers and the communities that we serve. They are committed to making every customer experience an exceptional one.”

As announced earlier, Thomas P. Dautrich, who has served as chief executive officer of Bank of Lancaster County since 2002, plans to retire during 2006 but will continue serving on the Bank of Lancaster County Board of Directors and as a senior advisor for Bank of Lancaster County and Sterling Financial Corporation management.

“We thank Dennis for his leadership during a time that Bank of Lancaster County experienced impressive growth in a market that has undergone some dynamic changes,” said Glenn R. Walz, chairman of the boards of Bank of Lancaster County and Sterling Financial Corporation.

“Greg has worked with Bank of Lancaster County for years,” continued Walz. “He brings vision and a clear focus on the customer, and we look forward to him helping us chart the course for the bank as we continue to grow and serve Lancaster County.”

Ginder, during his 23 years in banking, has held line, credit administration and management positions. He joined Bank of Lancaster County in 1998 as senior vice president of the Business Services Group and was named president of Bank of Lancaster County in 2004. In his new role as senior vice president of Business Services for Sterling Financial Corporation, he will work across Sterling’s 17 affiliates to ensure that products, services and people are aligned to best serve business customers.

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Sterling Management Announcement Page 2

A resident of Lancaster, Ginder graduated from Penn State University with a Bachelor of Science degree in agriculture mechanization. He also is a graduate of the Stonier Graduate School of Banking. He is a member of RMA (The Risk Management Association), formerly Robert Morris Associates.

In the community, Ginder serves on the United Way of Lancaster County’s Homeless and Affordable Housing Leadership Group and on the Lancaster Prospers working committee. He is a former board member/finance committee chair for the Urban League of Lancaster County.

Lefever joined Bank of Lancaster County in 1990 as a senior trust officer and was named president and chief executive officer of Sterling Financial Trust Company when it was formed in 2002. He was named senior vice president of High Net Worth Services for Sterling Financial Corporation in 2003.

As senior vice president of High Net Worth Services, he was responsible for aligning private banking, trust, investment, brokerage and other services across the corporation to benefit customers. He will remain a member of Sterling’s Investment Services Board.

A lifelong resident of Lancaster, Lefever graduated from Millersville University with a Bachelor of Arts degree in economics. He also is a graduate of the Central Atlantic School of Trust at Bucknell University and the American Banking Association National Graduate Trust School at Northwestern University. He is a Certified Financial Planner and a Certified Trust Financial Advisor.

Lefever is active in the community and serves on the boards of directors for the Lancaster Symphony, the Credit Bureau of Lancaster, Foundation Management, Inc., Lancaster County Career and Technology Center Foundation, Millersville University Foundation and the United Way of Lancaster County.

With assets of approximately $3.0 billion and investment assets under administration of $2.6 billion, Sterling Financial Corporation (NASDAQ: SLFI) is a diversified financial services company based in Lancaster, Pa. Sterling Banking Services Group affiliates offer a full range of banking services in south-central Pennsylvania, northern Maryland and northern Delaware; the group also offers correspondent banking services in the mid-Atlantic region to other companies within the financial services industry. Sterling Financial Services Group affiliates provide specialty commercial financing; fleet and equipment leasing; investment, trust and brokerage services; insurance services; and human resources consulting services. Visit www.sterlingfi.com for more information.

Banking Services Group — Banks: Pennsylvania: Bank of Lancaster County, N.A.; Bank of Lebanon County; PennSterling Bank; and Pennsylvania State Bank. Pennsylvania and Maryland: Bank of Hanover and Trust Company. Maryland: First National Bank of North East. Delaware: Delaware Sterling Bank & Trust Company. Correspondent banking services: Correspondent Services Group (provider of Sterling services to other financial institutions).

Financial Services Group — Specialty commercial financing: Equipment Finance LLC (commercial financing company for the forestry, land clearing and construction industries). Fleet and equipment leasing: Town & Country Leasing, LLC (nationwide fleet and equipment leasing company). Trust, investment and brokerage services: Sterling Financial Trust Company (trust and investment services), Church Capital Management, LLC (registered investment advisor) and Bainbridge Securities Inc. (securities broker/dealer). Insurance services: Lancaster Insurance Group, LLC (independent insurance agency for personal, property and business insurance); StoudtAdvisors (employee benefits consulting and brokerage firm); and Sterling Financial Settlement Services, LLC (title insurance agency). Human resources consulting: Professional Services Group (human resources consulting services provider for small to medium size businesses).

This news release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include costs and efforts required to integrate aspects of the operations of the companies being more difficult than expected, anticipated merger-related synergies not being achieved timely or not being achieved at all, the possibility that increased demand or prices for Sterling’s financial services and products may not occur, changing economic and competitive conditions, volatility in interest rates, technological developments, costs associated with complying with laws, rules and regulations, and other risks and uncertainties, including those detailed in Sterling’s filings with the Securities and Exchange Commission.

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